Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-213333 of our report dated April 28, 2016, (September 19, 2016 as to effects of the stock split discussed in the last paragraph of Note 1) relating to the consolidated financial statements of e.l.f. Beauty, Inc. and subsidiaries (formerly J.A. Cosmetics Holdings, Inc. and subsidiaries) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

San Francisco, California

September 19, 2016